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                                                            EXHIBIT 99.(a)(5)(i)

                           SALOMON SMITH BARNEY INC.

                          OFFER TO PURCHASE FOR CASH
                    All Outstanding Shares of Common Stock
                       (together with associated rights)

                                      of

                            Litton Industries, Inc.

                                      at

                          $80.00 Net Per Common Share

                                      and

       All Outstanding Shares of Series B $2 Cumulative Preferred Stock

                                      of

                            Litton Industries, Inc.

                                      at

                        $35.00 Net Per Preferred Share

                                      by

                            LII Acquisition Corp.,
                         a wholly owned subsidiary of
                         Northrop Grumman Corporation


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON FRIDAY, FEBRUARY 2, 2001, UNLESS THE OFFER IS EXTENDED.


                                                                January 5, 2001

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

  We have been engaged to act as Dealer Manager in connection with the third party tender offer by LII Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Northrop Grumman Corporation, a Delaware corporation, to purchase all of the outstanding shares of common stock, par value $1.00 per share (together with the associated rights to purchase preferred stock of Litton Industries, Inc. (the "Company") pursuant to the Rights Agreement dated as of August 17, 1994 between Litton Industries, Inc. and The Bank of New York, the "Common Shares") and all of the outstanding shares of Series B $2 Cumulative Preferred Stock, par value $5.00 per share (the "Preferred Shares"), of the Company, at a price of $80.00 per Common Share and $35.00 per Preferred Share, net to the seller in cash, less any required withholding of taxes and without payment of any interest, upon the terms and subject to the conditions set forth in the Offer to Purchase Common Shares and/or the Offer to Purchase Preferred Shares, each dated January 5, 2001 (each, an "Offer to Purchase") and in the related Letter of Transmittal for the Common Shares and the related Letter of Transmittal for the Preferred Shares (each individually, a "Letter of Transmittal," which, together with the applicable Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer").

  The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a total of at least 25,562,006 Common Shares and Preferred Shares, which represents a majority of the total outstanding Common Shares and Preferred Shares on a fully-diluted basis, and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements as of 1976, as amended, and, to the extent required, the approval of the merger by the Commission of the European Union under Council Regulation (EEC) No. 4064/89 of the Council of the European Union.
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  For your information and for forwarding to your clients for whom you hold
Common Shares and/or Preferred Shares registered in your name or in the name of your nominee or who hold Common Shares and/or Preferred Shares registered in their own names, we enclose the following documents:

  1. Offer to Purchase Common Shares and a separate Offer to Purchase Preferred Shares, each dated January 5, 2001.

  2. Letter of Transmittal to tender Common Shares for your use and for the information of your clients who hold Common Shares. Facsimile copies of the Letter of Transmittal may be used to tender Common Shares.

  3. Letter of Transmittal to tender Preferred Shares for your use and for the information of your clients who hold Preferred Shares. Facsimile copies of the Letter of Transmittal may be used to tender Preferred Shares.

  4. Two separate Letters to Clients, which may be sent to your clients for whose account you hold Common Shares or Preferred Shares, as the case may be, registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  5. Notice of Guaranteed Delivery to be used to accept the Offer if Common Share Certificates (as defined in the Offer to Purchase) are not immediately available or time will not permit the Common Share Certificates and all required documents to reach the Depositary on or prior to the Expiration Date (as defined in the Offer to Purchase Common Shares) or if the procedures for delivery by book-entry transfer, as set forth in the Offer to Purchase Common Shares, cannot be completed on a timely basis.

  6. Notice of Guaranteed Delivery to be used to accept the Offer if Preferred Share Certificates (as defined in the Offer to Purchase Preferred Shares) are not immediately available or time will not permit the Preferred Share Certificates and all required documents to reach the Depositary on or prior to the Expiration Date or if the procedures for delivery by book-entry transfer, as set forth in the Offer to Purchase Preferred Shares, cannot be completed on a timely basis.

  7. Letter to stockholders of the Company from Michael R. Brown, Chairman and Chief Executive Officer of the Company, and Ronald D. Sugar, President and Chief Operating Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

  8. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

  9. Return envelope addressed to EquiServe Trust Company, as Depositary.

  In accordance with the terms and subject to the satisfaction or waiver (where applicable) of the conditions to the Offer, Purchaser will accept for payment, purchase and pay for, all Common Shares and all Preferred Shares validly tendered and not properly withdrawn pursuant to the Offer at the earliest time following expiration of the Offer when all such conditions shall have been satisfied or waived (where applicable). For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased), Common Shares and Preferred Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Common Shares and Preferred Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Common Shares and Preferred Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the Common Share Certificates, the Preferred Share Certificates or a Book-Entry Confirmation (as defined in the applicable Offer to Purchase) of a book-entry transfer of such Common Shares and/or Preferred Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the applicable Offer to Purchase) pursuant to the procedures set forth in Section 3 of each Offer to Purchase; (2) the Letter of Transmittal to tender Common Shares (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and/or the Letter of Transmittal to tender Preferred Shares (or a

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facsimile thereof) properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal; and (3) any other documents required under the applicable Letter of Transmittal.

  Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager, as described in the Offer to Purchase) in connection with the solicitation of tenders of Common Shares and Preferred Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

  Purchaser will pay any stock transfer taxes with respect to the transfer and sale of Common Shares and/or Preferred Shares to it or to its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

  Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Friday, February 2, 2001, unless the Offer is extended.

  In order for a stockholder of the Company to take advantage of the Offer, the Letter of Transmittal to tender Common Shares or Preferred Shares (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by such Letter of Transmittal should be sent to the Depositary and Common Share Certificates and Preferred Share Certificates should be delivered, or Common Shares and Preferred Shares should be tendered pursuant to the procedure for book-entry transfer, all in accordance with the instructions set forth in the applicable Letter of Transmittal and the applicable Offer to Purchase.

  Holders of Common Shares and/or Preferred Shares whose Common Share Certificates and/or Preferred Share Certificates are not immediately available or who cannot deliver their Common Share Certificates and/or Preferred Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Common Shares and/or Preferred Shares according to the guaranteed delivery procedures set forth in Section 3 of each Offer to Purchase.

  Inquiries you may have with respect to the Offer should be addressed to the Information Agent or the Dealer Manager as set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent.

                                          Very truly yours,

                                          Salomon Smith Barney Inc.

Enclosures

  Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of Purchaser, the Depositary, the Information Agent, the Dealer Manager or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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